Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information in Post-Effective Amendment No. 45 to the Registration Statement on Form N-1A of The North Carolina Capital Mangement Trust: Cash Portfolio and Term Portfolio, of our report dated August 19, 2004 on the financial statements and financial highlights included in the June 30, 2004 Annual Report to Shareholders of the above referenced funds.

We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

____________________________	/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
August 26, 2004